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                                                                   EXHIBIT 10.01


                                 TRANSFER AGENCY

                                       AND

                                CUSTODY AGREEMENT











                            THE CHASE MANHATTAN BANK

                                ________ __, 1997
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                                 TRANSFER AGENCY
                              AND CUSTODY AGREEMENT

         THIS AGREEMENT is made as of _________ __, 1997, by and between EXCELSIOR PRIVATE EQUITY FUND II, INC., a Maryland corporation (the "Company"), and THE CHASE MANHATTAN BANK, a New York State chartered bank trust company ("Chase").

         WHEREAS, the Company is registered on Form N-2 as a closed-end management investment company under the Securities Act of 1933, as amended (the "Securities Act"), and has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

         WHEREAS, the Company desires to retain Chase to serve as the Company' s custodian, transfer agent, registrar and dividend disbursing agent, and Chase is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1.       Appointment.

                  The Company hereby appoints Chase to act as custodian of its portfolio securities, cash and other property and to serve as transfer agent, registrar and dividend disbursing agent for the shares of common stock of the Company (the "Shares") for the period and on the terms set forth in this Agreement. Chase accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 25 of this Agreement.

         2.       Delivery of Documents.

                  The Company will promptly furnish to Chase such copies, properly certified or authenticated, of contracts, documents and other related information that Chase may request or requires to properly discharge its duties. Such documents may include but are not limited to the following:

                  (a) Resolutions of the Company's Directors authorizing the appointment of Chase as custodian of the portfolio securities, cash and other property of the Company, transfer agent, registrar and dividend disbursing agent for the Shares and approving this Agreement;

                  (b) Incumbency and signature certificates identifying and containing the signatures of the Company's officers and/or the persons authorized to sign Written Instructions, as hereinafter defined, on behalf of the Company;
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                  (c) The Company's Articles of Incorporation filed with the
Department of Assessments and Taxation of the State of Maryland and all amendments thereto (such Articles of Incorporation, as currently in effect and as they shall from time to time be amended, are herein called the "Articles");

                  (d) The Company's By-Laws and all amendments thereto (such By-Laws, as currently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                  (e) Resolutions of the Company's Board of Directors appointing United States Trust Company of New York (the "Managing Investment Adviser") as the managing investment adviser to the Company and resolutions of the Company's Board of Directors and shareholders of the Company (the "Shareholders") approving the Management Agreement between the Managing Investment Adviser and the Company (the Management Agreement);

                  (f) Resolutions of the Company's Board of Directors appointing UST Financial Services Corp. as their Company's selling agent (the "Selling Agent") and approving the Selling Agent Agreement between the Selling Agent and the Company (the "Selling Agent Agreement");

                  (g) The Management Agreement and the Selling Agent Agreement;

                  (h) The Company's current Registration Statement on Form N-2 under the Securities Act as filed with the Securities and Exchange Commission (the "SEC"); and

                  (i) The Company's most recent prospectus including all amendments and supplements thereto (the "Prospectus").

                  The Company will furnish Chase from time to time with copies of all amendments of or supplements to the foregoing, if any. The Company will also furnish Chase with a copy of the opinion of counsel for the Company with respect to the validity of the Shares, par value $0.01 per Share, and the status of such Shares under the Securities Act as registered with the SEC, and under any other applicable federal law or regulation. The Company shall also deliver to Chase the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued: (a) a certified copy of the amendment of the Articles giving effect to such increase or decrease, and (b) in the case of an increase, if the appointment of Chase was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Company increasing the authority of Chase.

         3.       Definitions.

                  (a) "Authorized Person". The term "Authorized Person" means the Company's President, Vice-President, Treasurer


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and any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Directors of the Company to give Written Instructions on behalf of the Company and listed on Attachment A hereto which may be amended from time to time.

                  (b) "Book-Entry System". The term "Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.

                  (c) "Property". The term "Property" means:

                           (i) any and all securities, cash, and other property of the Company which the Company may from time to time deposit, or cause to be deposited, with Chase or which Chase may from time to time hold for the Company;

                           (ii) all income in respect of any such securities or other property;

                           (iii) all proceeds of the sales of any such securities or other property; and

                           (iv) all proceeds of the sale of securities issued by the Company, which are received by Chase from time to time from or on behalf of the Company.

                  (d) "Securities Depository". As used in this Agreement, the term "Securities Depository" means The Depository Trust Company, a clearing agency registered with the SEC, or its successor or successors and its nominee or nominees; and shall also mean any other registered clearing agency, its successor or successors, specifically identified in a certified copy of a resolution of the Company's Directors approving deposits by Chase therein.

                  (e) "Written Instructions". The term "Written Instructions" means:

                           (i) instructions delivered by mail, tested telegram, cable, telex, facsimile sending device, and received by Chase, signed by two Authorized Persons or by persons reasonably believed by Chase to be Authorized Persons; or

                           (ii) instructions transmitted electronically through the Chase [Asset Management System] or any similar electronic instruction system acceptable to Chase.

         4.       Delivery and Registration of the Property.

                  The Company will deliver or cause to be delivered to Chase all Property owned by it, including cash received for the issuance of the Shares, at any time during the period of this


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Agreement, except for securities and monies to be delivered to any subcustodian appointed pursuant to Paragraph 7 hereof. Chase will not be responsible for such securities and such monies until actually received by Chase or by any subcustodian. All securities delivered to Chase or to any such subcustodian (other than in bearer form) shall be registered in the name of the Company or in the name of a nominee of the Company or in the name of Chase or any nominee of Chase (with or without indication of fiduciary status) or in the name of any subcustodian or any nominee of such subcustodian appointed pursuant to Paragraph 7 hereof or shall be properly endorsed and in form for transfer satisfactory to Chase.

         5.       Voting Rights.

                  With respect to all securities, however registered, it is understood that the voting and other rights and powers shall be exercised by the Company. Chase's only duty shall be to mail to the Company any documents received, including proxy statements and offering circulars, with any proxies for securities registered in a nominee name executed by such nominee. Where warrants, options, tenders or other securities have fixed expiration dates, the Company understands that in order for Chase to act, Chase must receive the Company's instructions at its offices in New York City, addressed as Chase may from time to time request, by no later than noon (New York City time) at least one business day prior to the last scheduled date to act with respect thereto (or such earlier date or time as permits the Company a reasonable period of time in which to respond after Chase notifies the Company of such date or time). Absent Chase's timely receipt of such instructions, such instruments will expire without liability to Chase.

         6.       Receipt and Disbursement of Money.

                  (a) Chase shall open and maintain a custody account for the Company (the "Account") subject only to draft or order by Chase acting pursuant to the terms of this Agreement, and shall hold in such Account, subject to the provisions hereof, all cash received by it from or for the Company. Chase shall make payments of cash to, or for the account of, the Company from such cash only
(i) for the purchase of securities for the Company as provided in Paragraph 12 hereof; (ii) upon receipt of Written Instructions, for the payment of dividends or other distributions of shares, or for the payment of interest, taxes, administration, distribution or advisory fees or expenses which are to be borne by the Company under the terms of this Agreement, any advisory agreement, or any administration agreement of the Company; (iii) upon receipt of Written Instructions for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Company and held by or to be delivered to Chase; (iv) to a subcustodian pursuant to Paragraph 7 hereof; or
(v) upon receipt of Written Instructions for other corporate purposes.


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                  (b) Chase is hereby authorized to endorse and collect all
checks, drafts or other orders for the payment of money received as custodian for the Company.

         7.       Receipt of Securities.

                  (a) Except as provided by Paragraph 8 hereof, Chase shall hold all securities and non-cash Property received by it for the Company. All such securities and non-cash Property are to be held or disposed of by Chase for the Company pursuant to the terms of this Agreement. In the absence of Written Instructions accompanied by a certified resolution authorizing the specific transaction by the Company's Directors, Chase shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and non-cash Property, except in accordance with the express terms provided for in this Agreement. In connection with its duties under this Paragraph 7, Chase may, at its own expense, enter into subcustodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by Chase for the account of the Company pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) and that such bank or trust company agrees with Chase to comply with all relevant provisions of the Investment Company Act and applicable rules and regulations thereunder. Chase will be liable for acts or omissions of any such subcustodian.

                  (b) Promptly after the close of business on each day, Chase shall furnish the Company with confirmations and a summary of all transfers to or from the account of the Company during said day. Where securities are transferred to the account of the Company established at a Securities Depository or the Book Entry System pursuant to Paragraph 8 hereof, Chase shall also by book-entry or otherwise identify as belonging to the Company the quantity of securities that belong to the Company that are part of a fungible bulk of securities registered in the name of Chase (or its nominee) or shown in Chase's account on the books of a Securities Depository or the Book-Entry System. At least monthly and from time to time, Chase shall furnish the Company with a detailed statement of the Property held for the Company under this Agreement.

         8.       Use of Securities Depository or the Book-Entry System.

                  The Company shall deliver to Chase a certified resolution of the Directors of the Company approving, authorizing and instructing Chase on a continuous and ongoing basis until instructed to the contrary by Written Instructions actually received by Chase (i) to deposit in a Securities Depository or the Book-Entry System all securities of the Company eligible for Deposit therein and (ii) to utilize a Securities Depository or

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the Book-Entry System to the extent possible in connection with the performance of its duties hereunder, including without limitation, settlements of purchases and sales of securities by the Company, and deliveries and returns of securities collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

                  (a) Securities and any cash of the Company deposited in a Securities Depository or the Book-Entry System will at all times be segregated from any assets and cash controlled by Chase in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. Chase will effect payment for securities and receive and deliver securities in accordance with accepted industry practices in the place where the transaction is settled, unless the Company has given Chase Written Instructions to the contrary.

                  (b) All Books and records maintained by Chase which relate to the Company's participation in a Securities Depository or the Book-Entry System will at all times during Chase's regular business hours be open to the inspection of the Company's duly authorized employees or agents, and the Company will be furnished with all information in respect of the services rendered to it as it may require.

         9.       Instructions Consistent With The Articles, Etc.

                  Unless otherwise provided in this Agreement, Chase shall act only upon Written Instructions. Chase may assume that any Written Instructions received hereunder are not in any way inconsistent with any provision of the Articles or By-Laws of the Company or any vote or resolution of the Company's Directors, or any committee thereof. Chase shall be entitled to rely upon any Written Instructions actually received by Chase pursuant to this Agreement. The Company agrees that Chase shall incur no liability in acting upon Written Instructions given to Chase. In accord with instructions from the Company, as required by accepted industry practice or as Chase may elect in effecting the execution of Company instructions, advances of cash or other Property made by Chase, arising from the purchase, sale, redemption, transfer or other disposition of Property of the Company, or in connection with the disbursement of funds to any party, or in payment of fees, expenses, claims or liabilities owed to Chase by the Company, or to any other party which has secured judgment in a court of law against the Company which creates an overdraft in the accounts or over-delivery of Property shall be deemed a loan by Chase to the Company, payable on demand, bearing interest at such rate customarily charged by Chase for similar loans. The Company agrees that test arrangements, authentication methods or other security devices to be used with respect to instructions which the Company may give by telephone, telex, facsimile, bank wire or through an electronic instruction system, shall be processed in accordance


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with terms and conditions for the use of such arrangements, methods or devices as Chase may put into effect and modify from time to time. The Company shall safeguard any test keys, identification codes or other security devices which Chase makes available to the Company and agrees that the Company shall be responsible for any loss, liability or damage incurred by Chase or by the Company as a result of Chase's acting in accordance with instructions from any unauthorized person using the proper security device unless such loss, liability or damage was incurred as a result of Chase's negligence or willful misconduct. Chase may electronically record, but shall not be obligated to so record, any instructions given by telephone and any other telephone discussions with respect to the Account. In the event that the Company uses Chase's [Asset Management System] ("[AMS]"), the Company agrees that Chase is not responsible for the consequences of the failure of the [AMS] to perform for any reason, beyond the reasonable control of Chase, or the failure of any communications carrier, utility, or communications network. In the event the [AMS] is inoperable, the Company agrees that it will accept the communication of transaction instructions by telephone, facsimile transmission on equipment compatible to Chase's facsimile receiving equipment or by letter, at no additional charge to the Company.

         10.      Transactions Not Requiring Instructions.

                  Chase is authorized to take the following actions without Written Instructions:

                  (a) Issuance of Shares. Upon receipt of a purchase order from the Selling Agent for the purchase of Shares and sufficient information to enable Chase to establish a Shareholder account, and after receipt or crediting of Federal funds for the order, Chase shall issue and credit the account of the investor with shares.

                  (b) Collection of Income and Other Payments.
Chase shall:

                           (i) collect and receive for the account of the Company, all income and other payments and distributions, including (without limitation) stock dividends, rights, warrants and similar items, included or to be included in the Property of the Company, and promptly advise the Company of such receipt and shall credit such income, as collected, to the Company. From time to time, Chase may elect, but shall not be so obligated, to credit the Account with interest, dividends or principal payments on payable or contractual settlement date, in anticipation of receiving same from a payor, central depository, broker or other agent employed by the Company or Chase. Any such crediting and posting shall be at the Company's sole risk, and Chase shall be authorized to reverse any such advance posting in the event Chase does not receive good funds from


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         any such payor, central depository, broker or agent of the Company;

                           (ii) with respect to securities of foreign issuers, effect collection of dividends, interest and other income, and to notify the Company of any call for redemption, offer of exchange, right of subscription, reorganization, or other proceedings affecting such securities, or any default in payments due thereon. It is understood, however, that Chase shall be under no responsibility for any failure or delay in effecting such collections or giving such notice with respect to securities of foreign issuers, regardless of whether or not the relevant information is published in any financial service available to Chase unless such failure or delay is due to its negligence or willful misconduct; provided that this sub-paragraph (ii) shall not be construed as creating any such responsibility with respect to securities of non-foreign issuers. Collections of income in foreign currency are, to the extent possible, to be converted into United States Dollars unless otherwise instructed in writing, and in effecting such conversion Chase may use such methods or agencies as it may see fit, including the facilities of its own foreign division at customary rates. All risk and expenses incident to such collection and conversion is for the account of the Company and Chase shall have no responsibility for fluctuations in exchange rates affecting any such conversion;

                           (iii) endorse and deposit for collection in the name of the Company, checks, drafts, or other orders for the payment of money on the same day as received;

                           (iv) receive and hold for the account of the Company all securities received by the Company as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities of the Company held by Chase hereunder;

                           (v) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed or retired, or otherwise become payable on the date such securities become payable;

                           (vi) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts and other negotiable instruments; and

                           (vii) with respect to domestic securities, to exchange securities in temporary form for securities in definitive form, to effect an exchange of the shares where


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         the par value of stock is changed, and to surrender securities at maturity or when advised of earlier call for redemption, against payment therefor in accordance with accepted industry practice. The Company understands that Chase subscribes to one or more nationally recognized services that provide information with respect to calls for redemption of bonds or other corporate actions. Chase shall not be liable for failure to redeem any called bond or to take other action if notice of such call or action was not provided by any service to which it subscribes provided that Chase shall have acted in good faith without negligence and in accordance with "Street Practice" (as is customary in the industry). Chase shall have no duty to notify the Company of any rights, duties, limitations, conditions or other information set forth in any security (including mandatory or optional put, call and similar provisions), but Chase shall forward to the Company any notices of other documents subsequently received in regard to any such security. When fractional shares of stock of a declaring corporation are received as a stock distribution, unless specifically instructed to the contrary in writing, Chase is authorized to sell the fraction received and credit the Company's account. Unless specifically instructed to the contrary in writing, Chase is authorized to exchange securities in bearer form for securities in registered form. If any Property registered in the name of a nominee of Chase is called for partial redemption by the issuer of such Property, Chase is authorized to allot the called portion to the respective beneficial holders of the Property in such manner deemed to be fair and equitable by Chase in its sole discretion.

                  c. Miscellaneous Transactions. Chase is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                           (i) for examination by a broker selling for the account of the Company in accordance with street delivery custom;

                           (ii) for the exchange of interim receipts or temporary securities for definitive securities; and

                           (iii) for transfer of securities into the name of the Company or Chase or a nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to Chase.


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         11.      Transactions Requiring Instructions.

                  Upon receipt of Written Instructions and not otherwise, Chase, directly or through the use of a Securities Depository or the Book-Entry System, shall:

                  (a) Execute and deliver to such persons as may be designated in such Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Company as owner of any securities may be exercised;

                  (b) Deliver any securities held for the Company against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

                  (c) Deliver any securities held for the Company to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale off, assets of any corporation, against receipt of such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

                  (d) Make such transfers or exchanges of the assets of the Company and take such other steps as shall be stated in said instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company;

                  (e) Release securities belonging to the Company to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Company; provided, however, that securities shall be released only upon payment to Chase of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose; and pay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

                  (f) Deliver any securities held for the Company upon the exercise of a covered call option written by the Company on such securities; and

                  (g) Deliver securities held for the Company pursuant to separate security lending agreements concerning the lending of the Company's securities into which the Company may enter, from time to time.


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         12.      Purchase of Securities.

                  Promptly after each purchase of securities by the Managing Investment Adviser, the Company shall deliver to Chase Written Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares or the principal amount purchased and accrued interest, if any, (c) the dates of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase and (f) the name of the person from whom or the broker through whom the purchase was made. Chase shall upon receipt of securities purchased by or for the Company pay out of the moneys held for the account of the Company the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Written Instructions.

         13.      Sale of Securities.

                  Promptly after each sale of securities by the Managing Investment Adviser, the Company shall deliver to Chase Written Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit, (e) the total amount payable to the Company upon such sale and (f) the name of the broker through whom or the person to whom the sale was made. Chase shall deliver the securities upon receipt of the total amount payable to the Company upon such sale, provided that the same conforms to the total amount payable as set forth in such Written Instructions. Subject to the foregoing, Chase may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

         14.      Authorized Shares.

                  The Company's authorized capital stock consists of 200,000 shares of common stock. Chase shall record issues of all Shares and shall notify the Company in case any proposed issue of Shares by the Company shall result in an over-issue as defined by Section 8-104(2) of Article 8 of the Maryland Uniform Commercial Code. In case any issue of Shares would result in such an over-issue, Chase shall refuse to issue said shares and shall not countersign and issue certificates for such Shares. The Company agrees to notify Chase promptly of any change in the number of authorized Shares and of any change in the number of Shares registered under the Securities Act.

         15.      Dividends and Distributions.

The Company shall furnish Chase with appropriate evidence of action taken by the Company's Board of Directors


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authorizing the declaration and payment of dividends and distributions to the
Company's Shareholders. Such evidence shall either (a) set forth the date of the declaration of the dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share, and the total amount payable on the payment date, or (b) authorize the declaration of dividends and distributions on a daily basis and authorize Chase to rely on Written Instructions setting forth the date of the declaration of such dividend or distribution, the date of payment thereof, the record date, the amount payable per share, and the total amount payable on the payment date. After deducting any amount required to be withheld by any applicable laws, rules and regulations, Chase shall pay such Shareholders such dividends and/or distributions in cash.

                  Chase shall prepare and file with the Internal Revenue Service and/or other appropriate taxing authorities, and address and mail to Shareholders or their authorized representatives such returns and information relating to dividends and distributions paid by the Company as are required to be so prepared, filed and mailed by applicable laws, rules and regulations, or such substitute form of notice as may from time to time be permitted or required by the Internal Revenue Service and/or other appropriate taxing authorities. On behalf of the Company, Chase shall pay on a timely basis to the appropriate Federal authorities any taxes required by applicable Federal tax laws to be withheld by the Company on dividends and distributions paid by the Company.

         16.      Communications with Shareholders.

                  (a) Communications to Shareholders. Chase will address and mail all communications by the Company to its Shareholders or their authorized representatives, including reports to Shareholders, dividend and distribution notices and proxy material for its meetings of Shareholders. Chase will receive and tabulate the proxy cards for the meetings of the Company's Shareholders.

                  (b) Correspondence. Chase will answer such correspondence from Shareholders, securities brokers and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Chase and the Company.

         17.      Records.

                  Chase shall keep accounts for each Shareholder showing the following information:

                  (a) name, address and United States Tax Identification or Social Security number;


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                  (b) number of Shares held and number of Shares for which
certificates have been issued, including certificate numbers and denominations;

                  (c) historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account;

                  (d) any stop or restraining order placed against a Shareholder's account;

                  (e) any correspondence relating to the current maintenance of a Shareholder's account;

                  (f) information with respect to withholdings;

                  (g) any information required in order for Chase to perform any calculations contemplated or required by this Agreement; and

                  (h) any plan application correspondence relating to the current maintenance of the account.

                  The books and records pertaining to the Company which are in the possession of Chase shall be the property of the Company. Such books and records shall be prepared and maintained as required by the Investment Company Act, and other applicable securities laws and rules and regulations. The Company, or the Company's authorized representatives, shall have access to such books and records at all times during Chase's normal business hours, and such books and records shall be surrendered to the Company promptly upon request. Upon the reasonable request of the Company, copies of any such books and records shall be provided by Chase to the Company or the Company's authorized representative at the Company's expense.

         18.      Delegation of Certain Duties.

                  Chase may, at its own expense, enter into agreements assigning its rights and delegating its duties under Paragraphs 14, 15, 16 and 17 hereof, provided that Chase may delegate such duties only to a transfer agent registered and qualified under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other applicable law, and further provided that Chase and such delegate shall promptly notify the Company of the delegation and provide such information as the Company may request relative to the delegation, including without limitation the capabilities of the delegate. Chase shall remain responsible for the performance of all its duties under this Agreement as provided in Paragraph 27 hereof and shall hold the Company harmless from the acts and omissions of any delegate that it might choose pursuant to this Paragraph 18 to the same extent as if such delegate were subject to said Paragraph 27.


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
         19.      Reports.

                  Chase shall furnish the Company state by state registration reports, such periodic and special reports as the Company may reasonably request, and such other information, including Shareholder lists and statistical information concerning accounts, as may be agreed upon from time to time between the Company and Chase.

         20.      Cooperation with Accountants.

                  Chase shall cooperate with the Company's independent certified public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Company's semiannual report on Form N-SAR.

         21.      Confidentiality.

                  Chase agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Company all records and other information relative to the Company and its prior, present or potential Shareholders, relative to the Management Investment Adviser and its prior, present or potential customers and relative to the Selling Agent and its prior, present or potential customers, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Chase may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company. Nothing contained herein, however, shall prohibit Chase from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential Shareholders of the Company.

         22.      Equipment Failures.

                  In the event of equipment failures beyond Chase's control, Chase shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall not have liability with respect thereto. Chase shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for backup emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         23.      Right to Receive Advice.

                  (a) Advice of Company. If Chase shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Company clarification or advice.

                  (b) Advice of Counsel. If Chase shall be in doubt as to any question of law involved in any action to be taken or omitted by Chase, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Company or Chase, at the option of Chase).

                  (c) Conflicting Advice. In case of conflict between directions or advice received by Chase pursuant to subparagraph (a) of this paragraph and advice received by Chase pursuant to subparagraph (b) of this paragraph, Chase shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                  (d) Protection of U.S. Trust. Chase shall be protected in any action or inaction which it takes or omits to take in reliance on any directions or advice received pursuant to subparagraph (a) of this paragraph which Chase, after receipt of any such directions or advice, in good faith believes to be consistent with such directions or advice. However, nothing in this paragraph shall be construed as imposing upon Chase any obligation (i) to seek such directions or advice, or (ii) to act in accordance with such directions or advice when received, unless, under the terms of another provision of this Agreement, the same is a condition to Chase's properly taking or omitting to take such action. Nothing in this subparagraph shall excuse Chase when an action or omission on the part of Chase constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by Chase of its duties under this Agreement.

         24.      Compliance with Governmental Rules and Regulations.

                  The Company assumes full responsibility for insuring that the contents of each Prospectus of the Company complies with all applicable requirements of the Securities Act, the Investment Company Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

         25.      Compensation.

                  As compensation for the services described within this Agreement and rendered by Chase during the term of this Agreement, the Company will pay to Chase, in addition to reimbursement of its out-of-pocket expenses, monthly fees as set forth in Attachment B.

         26.      Indemnification.

                  The Company, as sole owner of the Property, agrees to indemnify and hold harmless Chase and its nominees from all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, liabilities arising under the Securities Act, the Exchange Act, the Investment Company Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorney's fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which Chase takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Company given in accordance with the terms of this Agreement, or (ii) upon Written Instructions; provided, that neither Chase nor any of its nominees or subcustodian shall be indemnified against any liability to the Company or to its Shareholders (or any expenses incident to such liability) arising out of (x) Chase's or such nominee's or subcustodian's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement or any agreement between Chase and any nominee or subcustodian or (y) Chase's own or its subcustodian's negligent failure to perform its duties under this Agreement. In the event of any advance of cash for any purpose made by Chase resulting from orders or Written Instructions of the Company, or in the event that Chase or its nominee or subcustodian shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's or subcustodian's own negligent action, negligent failure to act, willful misconduct, or reckless disregard of its duties under this Agreement or any agreement between Chase and any nominee or subcustodian, the Company shall promptly reimburse Chase for such advance of cash or such taxes, charges, expenses, assessments, claims or liabilities.

         27.      Responsibility of Chase.

                  Chase shall be under no duty to take any action on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by Chase in writing. In the performance of its duties hereunder, Chase shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement. Chase shall be responsible for its own negligent failure or that of any subcustodian it shall appoint to perform its duties under this Agreement but to the extent that duties, obligations and responsibilities are not expressly set forth in this Agreement, Chase shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith, or gross negligence on the part of Chase or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Chase in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any advice, direction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which Chase believes to be genuine, (b) the validity of the issue of any securities purchased or sold by the Company, the legality of the purchase or sale thereof or the propriety of the amount paid or received therefor, (c) the legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor, (d) the legality of the declaration or payment of any dividend or distribution on Shares, or (e) delays or errors or loss of data occurring by reason of circumstances beyond Chase's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Paragraph
22), flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mail, transportation systems, communication systems or power supply.

         28.      Collections.

                  All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by Chase) shall be at the sole risk of the Company. In any case in which Chase does not receive any payment due the Company within a reasonable time after Chase has made proper demands for the same, it shall so notify the Company in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto, and of telephonic demands, and await instructions from the Company. Chase shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. Chase shall also notify the Company as soon as reasonably practicable whenever income due on securities is not collected in due course.

         29.      Duration and Termination.

                  This Agreement shall be effective as of the date hereof and shall continue until termination by the Company or by Chase on 90 days' written notice. Upon any termination of this Agreement, pending appointment of a successor to Chase or a vote of the Shareholders of the Company to dissolve or to function without a custodian of its cash, securities or other property, Chase shall not deliver cash, securities or other property of the Company to the Company, but may deliver them to a bank or trust company of its own selection, having aggregate capital, surplus and undivided profits, as shown by its last published report of not less than twenty million dollars [($20,000,000)] as a successor custodian for the Company to be held under terms similar to those of this Agreement, provided, however, that Chase shall not be required to make any such delivery or payment until full payment shall have been made by the Company of all liabilities constituting a charge on or against the properties then held by Chase or on or against Chase and until full payment shall have been made to Chase of all of its fees, compensation, costs and expenses, subject to the provisions of Paragraph 25 of this Agreement.

         30.      Notices.

                  All notices and other communications (collectively referred to as "Notice" or "Notices" in this paragraph) hereunder shall be in writing or by confirm in telegram, cable, telex, or facsimile sending device. Notices shall be addressed:

                  If to the Company:

                           Excelsior Private Equity
                           Fund II, Inc.
                           114 West 47th Street
                           New York, New York 10036-1532
                           Attention: David I. Fann

                  If to Chase:

                           The Chase Manhattan Bank
                           [Address]

                           Attention: _________________


or if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more that 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex, or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

         31.      Further Actions.

                  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         32.      Amendments.

                  This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         33.      Miscellaneous.

                  This Agreement embodies the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the parties hereto. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

                  IN WITNESS WHEREOF, the Company and Chase have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, duly authorized officers, all as of the day and year first above written.

                                    EXCELSIOR PRIVATE EQUITY FUND II, INC.


                                    By:_____________________________
                                       David I. Fann
                                       President


                                    THE CHASE MANHATTAN BANK


                                    By:_____________________________
                                       Name:
                                       Title:

                                                                    ATTACHMENT A


                               AUTHORIZED PERSONS

                                                                    ATTACHMENT B


                                  COMPENSATION


         I.       Custodian Services.




         II.      Transfer Agency and Dividend Disbursing Services.